                                                                    EXHIBIT 99.1

                                       ATC Contacts:      Investors - Anne Alter
                                                  Director of Investor Relations
                                                       Telephone: (617) 375-7500

                                                        Media - Steven Moskowitz
                                              Executive Vice President-Marketing
                                                       Telephone: (617) 585-7600
                                                           www.americantower.com
                                                                              OR
                                       AT&T Contact:                Dave Johnson
                                                                 Media Relations
                                                       Telephone: (908) 234-5254



COMPANY PRESS RELEASE

              American Tower and AT&T Enter into 3,000 Site Pact
              --------------------------------------------------

BOSTON and NEW YORK--Sept. 13, 1999--American Tower Corporation
(NYSE: AMT - news) today announced the signing of a definitive agreement with AT&T (NYSE: T - news) to acquire approximately 1,942 microwave towers and build 1,000 new wireless communications sites for AT&T Wireless Services over the next five years. This transaction provides American Tower with a nationwide network of tower facilities, many of which are in high demand locations. Equally as important, American Tower secures a long-term relationship with one of the leading wireless carriers in the United States, and the opportunity to increase substantially its new tower inventory. The cash transaction is valued at approximately $260 million.

The AT&T tower portfolio spans 47 states. The majority of the towers are lattice structures, which, because of their typically large surface areas and height (up to 471 feet), will provide substantial leasing capacity, with limited capital expenditures. More than 40 percent of the towers are located in heavily populated areas, and a majority of the portfolio brings ownership of the land upon which the towers reside. Ownership of the land provides American Tower with higher operating margins.

The 1,000 new sites to be developed in conjunction with the build-to-suit agreement will be completed as part of AT&T Wireless' expansion plans over the next five years. Under the agreement, A&T Wireless and American Tower will work together on the site selection process. AT&T Wireless will be provided a 10-year initial lease term and three 5-year renewal terms. Additionally, AT&T Wireless will provide American Tower with a right of first refusal to perform all installation services, at market rates, on all of the build-to-suit facilities.

"Strengthening our relationship with AT&T has been an integral part of our corporate development strategy and we are very excited to have completed this transaction,"stated Steve Dodge, Chairman and Chief Executive Officer of American Tower. "On the microwave side, these towers are strong structures, almost one half of which are located in highly desirable locations. Given the geographic footprint and quality of these towers and a dedicated marketing effort, there is an opportunity to increase substantially co-location revenues. Additionally, the build-to-suit agreement gives us the opportunity to provide fast, reliable, and high quality service to support AT&T Wireless' build out needs over the next few years."

Jim Eisenstein, Chief Development Officer of American Tower, commented, "We have truly enjoyed working on this transaction with AT&T and AT&T Wireless. We have studied this portfolio in-depth and believe that there are numerous opportunities to drive growth on the microwave towers. In addition, our ability to participate in the site selection process on future builds will allow us to provide superior service to AT&T Wireless, while at the same time further improving American Tower's build-to-suit economics."

                                   continued
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"The demand for wireless communications services is increasing at a rapid pace and the success of AT&T's Digital One Rate program has been remarkable," said Dan Hesse, President and CEO, AT&T Wireless Services. "This agreement with American Tower will help us expand our coverage and significantly increase the capacity and reliability of our wireless network."

The deal is expected to close incrementally beginning in the fourth quarter of this year or first quarter of 2000. Credit Suisse First Boston served as AT&T's exclusive financial advisor in this transaction.

American Tower will host a conference call on Monday, September 13, 1999 at 11:00 a.m. Eastern to discuss the transaction. The call will be hosted by Joe Winn, Chief Financial Officer, who will be joined by Steve Dodge, Chief Executive Officer, and Jim Eisenstein, Chief Development Officer. The dial-in numbers are US: 800-230-1096, international: 612-288-0340, no access codes required. A replay of the call will be available from 2:00 p.m. Eastern Monday, September 13, 1999 until 11:59 p.m. Eastern Friday, September 18, 1999. The replay dial-in numbers are US: 800-475-6701, and international: 320-365-3844, access code 470502. American Tower will also sponsor a live simulcast and replay of the call on its web site www.americantower.com.

AT&T (www.att.com) is the world's premier provider of voice and data communications, with more that 80 million customers, including business, government, and consumers. AT&T runs the largest, most powerful long-distance network and the largest wireless network in North America. The company is a leading supplier of data and Internet services for business and the nation's largest direct Internet service provider to consumers. AT&T also provides local telephone service to a growing number of businesses.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in the United States. Giving effect to this and other pending transactions, American Tower operates approximately 9,200 towers in 48 states and the District of Columbia, including more than 8,100 owned or leased towers and over 1,100 managed sites. Giving effect to other pending transactions, American Tower's portfolio includes over 195 broadcast tower sites. Based in Boston, American Tower has a national footprint with regional hubs in Boston, Atlanta, Chicago, Houston and San Francisco. Through its wholly owned subsidiary, ATC Teleports, Inc., American Tower also owns and operates, giving effect to pending transactions, over 110 satellite antennas in various locations across the United States. For more information about American Tower Corporation and ATC Teleports, please visit our web sites www.americantower.com and www.atcteleports.com.

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications, use of satellites for internet data transmission, and implementation of digital television, (iii) the success of the Company's tower construction program and
(iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.